Exhibit 99.1

ATI Announces Second Quarter 2017 Results

  Sales were $880 million, up 2% compared to Q1 2017
    High Performance Materials & Components sales increased 3%, to $526 million
    Flat Rolled Products sales steady at $354 million
  Business segment operating profit was $71 million, or 8% of sales
    HPMC segment operating profit increased by 34% to $68 million, or 13% of sales
      Includes $2 million of start-up costs for Bakers Powder Operations
    FRP segment operating profit was $3 million, or 1% of sales
      FRP results adversely affected by falling raw material surcharges
  Net income attributable to ATI was $10 million, or $0.09 per share

PITTSBURGH--(BUSINESS WIRE)--July 25, 2017--Allegheny Technologies Incorporated (NYSE: ATI) reported second quarter 2017 sales of $880 million and net income attributable to ATI of $10 million, or $0.09 per share. Business segment operating profit was $71 million, or 8.1% of sales.

“Sales of our next-generation products reached 40% of jet engine sales in our High Performance Materials & Component (HPMC) segment in the quarter. HPMC operating profit was nearly 13% of sales,” said Rich Harshman, Chairman, President and Chief Executive Officer.

“Our Flat Rolled Products (FRP) segment’s operating profit was $3 million during a period of low and falling raw materials prices.

“We remained on track in the HPMC segment in the first half 2017. HPMC jet engine sales increased 11%, highlighted by a 27% increase of forged products sales in the first half 2017, compared to the first half 2016. This is consistent with our previous comments that specialty materials mill product sales lead the next-generation ramp, as they did in 2016, followed by increased sales of our forged products.

“In our FRP segment, sales to key markets and the segment’s product mix remained steady. For standard stainless sheet products, which are about 20% of segment sales, declines in raw material prices in the second quarter 2017 negatively impacted product profit margins due to timing of raw material surcharges included in selling prices.”

  ATI’s sales to the key global markets of aerospace and defense, oil & gas, automotive, medical and electrical energy represented 79% of ATI first half 2017 sales:
    Sales to the aerospace and defense markets were $853 million and represented 49% of ATI sales: 27% commercial jet engine, 14% commercial airframe, 8% government aero/defense.
    Sales to the oil & gas market were $191 million and represented 11% of ATI sales.
    Sales to the automotive market were $145 million and represented 8% of ATI sales.
    Sales to the medical market were $98 million and represented 6% of ATI sales.
    Sales to the electrical energy market were $96 million and represented 5% of ATI sales.
  Direct international sales were $697 million, or 40% of ATI’s first half 2017 sales.

“HPMC segment sales increased 3% to $526 million, compared to the first quarter 2017. Segment operating profit improved by more than one-third, to $68 million, or 13% of sales,” Harshman continued. “Sales to the aerospace and defense market increased 5% compared to the first quarter 2017 and represented 76% of segment sales: 45% commercial jet engine, 18% commercial airframe and 13% government aero/defense. Our second quarter 2017 HPMC segment operating profit at $68 million was more than this segment’s operating profit in the first half of 2016. HPMC segment operating profit reflects a richer product mix, higher volumes, and cost structure improvements. Segment results include $2 million of start-up costs for Bakers Powder Operations, our new nickel-based powder alloys facility in North Carolina, as we continued our commercial qualification process.

“Second quarter 2017 FRP segment sales were essentially unchanged from the first quarter 2017 at $354 million. Demand was consistent with the first quarter across our major end markets. FRP segment operating profit was $3 million, or 1% of segment sales, as falling raw material prices for ferrochrome and nickel resulted in an out-of-phase surcharge condition, where higher cost material is sold at lower, surcharge-based selling prices based on the timing of the manufacturing cycle.

“In June 2017, we extended the duration of our domestic Asset-Based Lending (ABL) credit facility, including the $100 million term loan portion, to February 2022. At June 30, 2017, cash on hand was $155 million and available additional liquidity under our ABL was approximately $250 million, with $60 million borrowed under the revolving credit portion. We generated $25 million of cash flow from operations in the second quarter 2017, even with $51 million invested in additional managed working capital in the quarter as we ramp to higher production levels to support business growth. We continue to estimate that 2017 capital expenditures will be $125 million, with $55 million expended in the first half of this year.”

Strategy and Outlook

“We expect our second half 2017 HPMC segment results to sustain strong performance in commercial aerospace and to continue a low-double-digit operating profit level as a percentage of sales, noting that quarterly results during the legacy to next-generation jet engine transition could be uneven due to the timing of customer demand pulls and product mix,” Harshman said. “We continue to enhance ATI’s leading position in next-generation jet engines as demonstrated in our recent announcements about our JV with GE Aviation and our long-term agreement with Pratt & Whitney for powder and forgings. Based on discussions at the Paris airshow and our interactions with strategic customers, we remain confident about increased demand for mill products, forgings, castings, and components from increasing next-generation and legacy jet engine build rates over the next several years.

“We expect the FRP segment to deliver an improved product mix and to continue to realize operational improvements in the third quarter. However, we expect the quarter to be negatively impacted by the recent fall in raw material prices, especially ferrochrome and nickel. This is expected to significantly reduce profit margins as a result of out-of-phase raw material surcharges. This condition is likely to continue until raw materials prices stabilize. As a result, we expect the FRP segment to operate at a loss in the third quarter 2017. For the full year 2017, we continue to expect that the FRP segment will be modestly profitable.

“Looking beyond 2017, we will be relentless in our continuing focus on enhancing ATI’s technology leadership in differentiated specialty materials; generating healthy cash flow from operations; improving our competitive cost position; and strengthening our balance sheet. We continue to expect capital expenditures to average no more than $100 million annually for the next several years.”

Second Quarter 2017 Financial Results

  Sales for the second quarter 2017 were $880.2 million, a 2% increase compared to the first quarter 2017 and a 9% increase compared to the second quarter 2016. HPMC sales reflect stronger demand for nickel-based and specialty alloys mill products, and forged components. FRP sales compared to the prior year period include stronger shipments of standard products due to higher operating levels following a new labor agreement.
  Net income attributable to ATI for the second quarter 2017 was $10.1 million, or $0.09 per share, compared to $17.5 million, or $0.16 per share, in the first quarter 2017 and a net loss of $18.8 million, or $(0.18) per share in the second quarter 2016. Results in all periods include impacts from income taxes which differ from a standard 35% tax rate, primarily related to impacts of income tax valuation allowances.
  Cash on hand at June 30, 2017 was $154.6 million, with $24.7 million provided by operations in the second quarter 2017. For the first six months of 2017, cash used in operations was $85.5 million, including a $135.0 million contribution to the ATI Pension Plan. Cash used in investing activities was $52.0 million, with $55.3 million for capital expenditures partially offset by cash proceeds from sales of assets. Cash provided by financing activities was $62.5 million, primarily from $60.0 million of borrowings under the revolving credit portion of the ABL.

High Performance Materials & Components Segment

Market Conditions

  Aerospace and defense sales were 5% higher in the second quarter 2017, increasing $17.6 million compared to the first quarter 2017 and representing 76% of segment sales. Compared to the first quarter, commercial jet engine sales were 9% higher, while commercial airframe sales declined 11% based on the timing of orders. Sales to the electrical energy market were down 18% as weak market conditions continued. Sales to other key end markets were slightly lower. Sales of our nickel-based and specialty alloys were 7% higher, sales of precision forgings and castings increased 8%, and sales of zirconium and related alloys were 1% higher, all compared to the first quarter 2017. Sales of titanium and titanium-based alloys were 9% lower, primarily for airframe applications. Direct international sales represented over 48% of total segment sales for second quarter 2017.

Second quarter 2017 compared to second quarter 2016

  Sales were $526.4 million, a 6% increase compared to the second quarter 2016, primarily as a result of higher sales of nickel-based and specialty stainless alloys, and forged and cast components. Sales to the commercial aerospace market, which represented 63% of second quarter 2017 sales, were 7% higher than the second quarter 2016, with strong growth in the commercial jet engine market partially offset by lower airframe sales. Sales to the oil & gas market improved for the second consecutive quarter, increasing over 57% from prior year levels. Sales to the electrical energy market decreased 33%.
  Segment operating profit was $68.0 million, or 12.9% of sales, compared to $38.8 million, or 7.8% of sales for the second quarter 2016. The 75% improvement in HPMC segment operating profit reflects higher productivity from increasing aerospace and defense sales, an improved product mix of next-generation nickel alloys and forgings for the aero engine market, and the benefits of the 2016 titanium operations restructuring activities, including the Rowley, UT titanium sponge operations idling.

Flat Rolled Products Segment

Market Conditions

  Market conditions in the second quarter 2017 were slightly improved in the oil & gas market, stable in aerospace and defense, but weaker in automotive and consumer durables. Demand levels for both high-value products and commodity standard stainless products were similar to the first quarter 2017. Sales of high-value products increased 1% and sales of standard grade stainless sheet and plate products decreased 3%, both compared to the first quarter 2017. FRP segment shipment information is presented in the attached Selected Financial Data – Mill Products table. Direct international sales represented 29% of total segment sales for the second quarter 2017.

Second quarter 2017 compared to second quarter 2016

  Sales were $353.8 million, a 13% increase compared to the prior year period, due to higher shipment volume for standard stainless products, and higher selling prices for most standard stainless products and high-value products. Prior year results included effects from the work stoppage and the return of USW-represented employees in March 2016.
  Segment operating profit was $2.9 million, or 0.8% of sales, compared to a second quarter 2016 segment operating loss of $31.8 million. Segment operating results in the second quarter 2017 reflect improved profitability due to higher operating levels and the benefits of cost reductions and restructuring actions. Segment operating results in 2016 also included $22.4 million of costs associated with the prior work stoppage as operations returned to more normal activity levels.

Closed Operations and Other Expenses

  Closed operations and other expenses in the second quarter 2017 were $13.2 million, or $10.2 million higher than the first quarter 2017, when the prior quarter benefitted from certain non-routine items involving property tax adjustments, changes to facility closure reserves, and non-operating royalty income. Closed operations costs in fiscal year 2017 are expected to be higher than in fiscal year 2016 due to costs associated with the idled Rowley, UT, Midland, PA and Bagdad, PA facilities.

Income Taxes

  ATI continues to maintain income tax valuation allowances on its U.S. Federal and state deferred tax assets. Second quarter 2017 results include a $2.1 million net tax benefit primarily related to the effects of amending tax returns for prior periods in certain domestic jurisdictions.

Allegheny Technologies will conduct a conference call with investors and analysts on Tuesday, July 25, 2017, at 8:30 a.m. ET to discuss the financial results. The conference call will be broadcast, and accompanying presentation slides will be available, at ATImetals.com. To access the broadcast, click on “Conference Call”. Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements, which may contain such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions, are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control. Our performance or achievements may differ materially from those expressed or implied in any forward-looking statements due to the following factors, among others: (a) material adverse changes in economic or industry conditions generally, including global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management from strategic investments and the integration of acquired businesses; (d) volatility in the price and availability of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) labor disputes or work stoppages; (g) equipment outages and (h) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2016, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Creating Value Thru Relentless Innovation™

ATI is a global manufacturer of technically advanced specialty materials and complex components. With revenue of $3.3 billion for the twelve month period ending June 30, 2017, our largest market is aerospace & defense, particularly jet engines. We also have a strong presence in the oil & gas, electrical energy, medical, automotive, and other industrial markets. ATI is a market leader in manufacturing differentiated specialty alloys and forgings that require our unique manufacturing and precision machining capabilities and our innovative new product development competence. ATI produces nickel-based alloys and superalloys, titanium alloys, specialty alloys, stainless steels, and zirconium and other related alloys in many mill product forms. We also are a leader in producing nickel-based alloy and titanium-based alloy powders for use in next-generation jet engine forgings and 3D-printed products. ATIMetals.com

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Operations
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2017	2017	2016	2017	2016

Sales	$880.2	$865.9	$810.5	$1,746.1	$1,568.0

Cost of sales	767.9	753.1	762.3	1,521.0	1,553.0
Gross profit	112.3	112.8	48.2	225.1	15.0

Selling and administrative expenses	66.7	59.5	59.3	126.2	121.9
Restructuring charges	-	-	1.0	-	10.0
Operating income (loss)	45.6	53.3	(12.1)	98.9	(116.9)
Interest expense, net	(34.5)	(33.5)	(30.3)	(68.0)	(58.6)
Other income, net	0.2	3.3	1.0	3.5	1.8
Income (loss) before income taxes	11.3	23.1	(41.4)	34.4	(173.7)
Income tax provision (benefit)	(2.1)	2.0	(25.9)	(0.1)	(60.1)
Net income (loss)	$13.4	$21.1	$(15.5)	$34.5	$(113.6)
Less: Net income attributable to noncontrolling interests	3.3	3.6	3.3	6.9	6.4
Net income (loss) attributable to ATI	$10.1	$17.5	$(18.8)	$27.6	$(120.0)

Basic net income (loss) attributable to ATI per common share	$0.09	$0.16	$(0.18)	$0.26	$(1.12)

Diluted net income (loss) attributable to ATI per common share	$0.09	$0.16	$(0.18)	$0.25	$(1.12)

Weighted average common shares outstanding -- basic (millions)	107.7	107.5	107.3	107.6	107.3
Weighted average common shares outstanding -- diluted (millions)	128.3	128.2	107.3	128.3	107.3
Actual common shares outstanding -- end of period (millions)	108.9	108.8	108.9	108.9	108.9

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited, dollars in millions)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2017	2017	2016	2017	2016
Sales:
High Performance Materials & Components	$526.4	$510.4	$498.4	$1,036.8	$991.4
Flat Rolled Products	353.8	355.5	312.1	709.3	576.6

Total External Sales	$880.2	$865.9	$810.5	$1,746.1	$1,568.0

Operating Profit (Loss):

High Performance Materials & Components	$68.0	$50.9	$38.8	$118.9	$67.9
% of Sales	12.9%	10.0%	7.8%	11.5%	6.8%

Flat Rolled Products	2.9	19.0	(31.8)	21.9	(141.4)
% of Sales	0.8%	5.3%	-10.2%	3.1%	-24.5%

Operating Profit (Loss)	70.9	69.9	7.0	140.8	(73.5)
% of Sales	8.1%	8.1%	0.9%	8.1%	-4.7%

LIFO and net realizable value reserves	(0.1)	-	0.4	(0.1)	0.4

Corporate expenses	(11.8)	(10.3)	(11.8)	(22.1)	(22.8)

Closed operations and other expenses	(13.2)	(3.0)	(5.7)	(16.2)	(9.2)

Restructuring and other charges	-	-	(1.0)	-	(10.0)

Interest expense, net	(34.5)	(33.5)	(30.3)	(68.0)	(58.6)

Income (loss) before income taxes	$11.3	$23.1	$(41.4)	$34.4	$(173.7)

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited, dollars in millions)

	June 30,	December 31,
	2017	2016
ASSETS

Current Assets:
Cash and cash equivalents	$154.6	$229.6
Accounts receivable, net of allowances for doubtful accounts	538.6	452.1
Inventories, net	1,076.2	1,037.0
Prepaid expenses and other current assets	30.7	47.8
Total Current Assets	1,800.1	1,766.5

Property, plant and equipment, net	2,492.3	2,498.9
Goodwill	643.5	641.9
Other assets	250.4	262.7

Total Assets	$5,186.3	$5,170.0

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$355.5	$294.3
Accrued liabilities	278.0	309.3
Short term debt and current portion of long-term debt	67.5	105.1
Total Current Liabilities	701.0	708.7

Long-term debt	1,876.6	1,771.9
Accrued postretirement benefits	308.0	317.7
Pension liabilities	682.9	827.9
Deferred income taxes	20.1	15.6
Other long-term liabilities	83.3	83.4
Total Liabilities	3,671.9	3,725.2

Total ATI stockholders' equity	1,413.5	1,355.2
Noncontrolling interests	100.9	89.6
Total Equity	1,514.4	1,444.8

Total Liabilities and Equity	$5,186.3	$5,170.0

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited, dollars in millions)
	Six Months Ended
	June 30
	2017	2016

Operating Activities:

Net income (loss)	$34.5	$(113.6)

Depreciation and amortization	80.6	87.8
Deferred taxes	7.6	(62.4)
Change in managed working capital	(62.6)	10.3
Change in retirement benefits (a)	(135.0)	10.3
Accrued liabilities and other	(10.6)	34.0
Cash used in operating activities	(85.5)	(33.6)
Investing Activities:
Purchases of property, plant and equipment	(55.3)	(145.3)
Asset disposals and other	3.3	1.8
Cash used in investing activities	(52.0)	(143.5)
Financing Activities:
Borrowings on long-term debt	7.3	387.5
Payments on long-term debt and capital leases	(0.8)	(0.6)
Net borrowings under credit facilities	59.4	2.5
Debt issuance costs	(0.8)	(10.4)
Dividends paid to shareholders	-	(17.2)
Sale (purchase) of noncontrolling interests	2.2	(12.2)
Taxes on share-based compensation and other	(4.8)	-
Cash provided by financing activities	62.5	349.6
Increase (decrease) in cash and cash equivalents	(75.0)	172.5
Cash and cash equivalents at beginning of period	229.6	149.8
Cash and cash equivalents at end of period	$154.6	$322.3

(a)	Includes $(135) million contribution to the U.S. defined benefit pension plan in 2017.

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2017	2017	2016	2017	2016
Percentage of Total ATI Sales
High-Value Products
Nickel-based alloys and specialty alloys	27%	26%	27%	26%	28%
Precision forgings, castings and components	19%	18%	17%	18%	17%
Titanium and titanium-based alloys	16%	18%	19%	17%	20%
Precision and engineered strip	13%	14%	13%	14%	12%
Zirconium and related alloys	7%	6%	8%	7%	8%
Total High-Value Products, excluding GOES	82%	82%	84%	82%	85%
Grain-oriented electrical steel (GOES)	0%	0%	1%	0%	2%
Total High-Value Products, including GOES	82%	82%	85%	82%	87%
Standard Products
Stainless steel sheet	9%	10%	7%	9%	6%
Specialty stainless sheet	5%	5%	4%	5%	4%
Stainless steel plate and other	4%	3%	4%	4%	3%
Total Standard Products	18%	18%	15%	18%	13%
Grand Total	100%	100%	100%	100%	100%

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
Shipment Volume:	2017	2017	2016	2017	2016

Flat Rolled Products (000's lbs.)
High value*	74,089	75,333	77,757	149,422	144,400
Standard	114,677	114,985	103,558	229,662	170,594
Flat Rolled Products total	188,766	190,318	181,315	379,084	314,994

Average Selling Prices:

Flat Rolled Products (per lb.)
High value*	$2.84	$2.77	$2.52	$2.81	$2.59
Standard	$1.23	$1.26	$1.01	$1.24	$1.00
Flat Rolled Products combined average	$1.86	$1.86	$1.66	$1.86	$1.73

*	High value products exclude GOES for the quarter and six months ended June 30, 2016.

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share Attributable to ATI
(Unaudited, in millions, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30	March 31	June 30	June 30	June 30
	2017	2017	2016	2017	2016

Numerator for Basic net income (loss) per common share -
Net income (loss) attributable to ATI	$10.1	$17.5	$(18.8)	$27.6	$(120.0)
Effect of dilutive securities:
4.75% Convertible Senior Notes due 2022	1.8	3.0	-	4.8	-
Numerator for Diluted net income (loss) per common share -
Net income (loss) attributable to ATI after assumed conversions	$11.9	$20.5	$(18.8)	$32.4	$(120.0)

Denominator for Basic net income (loss) per common share -
Weighted average shares outstanding	107.7	107.5	107.3	107.6	107.3
Effect of dilutive securities:
Share-based compensation	0.7	0.8	-	0.8	-
4.75% Convertible Senior Notes due 2022	19.9	19.9	-	19.9	-
Denominator for Diluted net income (loss) per common share -
Adjusted weighted average shares assuming conversions	128.3	128.2	107.3	128.3	107.3

Basic net income (loss) attributable to ATI per common share	$0.09	$0.16	$(0.18)	$0.26	$(1.12)

Diluted net income (loss) attributable to ATI per common share	$0.09	$0.16	$(0.18)	$0.25	$(1.12)

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited, dollars in millions)

	June 30	December 31
	2017	2016

Accounts receivable	$538.6	$452.1
Inventory	1,076.2	1,037.0
Accounts payable	(355.5)	(294.3)
Subtotal	1,259.3	1,194.8

Allowance for doubtful accounts	6.0	7.3
LIFO reserve	(79.1)	(97.3)
Inventory reserves	150.2	169.0
Managed working capital	$1,336.4	$1,273.8

Annualized prior 3 months sales	$3,520.9	$3,184.2

Managed working capital as a % of annualized sales	38.0%	40.0%

June 30, 2017 change in managed working capital	$62.6

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO and other inventory valuation reserves and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited, dollars in millions)

	June 30	December 31
	2017	2016

Total debt (a)	$1,960.1	$1,894.1
Less: Cash	(154.6)	(229.6)
Net debt	$1,805.5	$1,664.5

Net debt	$1,805.5	$1,664.5
Total ATI stockholders' equity	1,413.5	1,355.2
Net ATI capital	$3,219.0	$3,019.7

Net debt to ATI capital	56.1%	55.1%

Total debt (a)	$1,960.1	$1,894.1
Total ATI stockholders' equity	1,413.5	1,355.2
Total ATI capital	$3,373.6	$3,249.3

Total debt to total ATI capital	58.1%	58.3%

(a) Excludes debt issuance costs.

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004